I.D. Systems Reports First Quarter 2017 Results

Woodcliff Lake, NJ — May 4, 2017 — I.D. Systems, Inc. (NASDAQ: IDSY), a leading provider of enterprise asset management technology and solutions for the Industrial Internet of Things, reported results for the first quarter ended March 31, 2017.

Management Commentary

“Our revenue for the first quarter came in lower than expected, primarily due to VMS orders that slipped into Q2,” said I.D. Systems CEO Chris Wolfe. “Two of these significant orders were recently secured and consist of major wins with two leading auto manufacturers and we expect to start shipping units this quarter. From an operational perspective, during the first quarter we continued to make progress in executing on the key initiatives we initiated late last year. This involved significant improvements in product development, cost management and organizational structure. Our success was highlighted by the launch of new software and analytics products, the flattening of our organizational structure to further reduce operating expenses, as well as improvements in our gross margin, cash flow and balance sheet.

“Perhaps the most notable accomplishment in Q1, however, was the previously announced multi-million-dollar agreement we secured with Avis Budget Group to deploy our proprietary wireless rental fleet management systems. We are working with Avis to support the deployment of the first 50,000 devices, which are scheduled for installation beginning in Q4. We expect to recognize revenues from the development and production ramp-up portion of the agreement between Q2 and Q4.

“Going forward, continued execution on our key initiatives will drive our financial goals for 2017, which includes achieving non-GAAP profitability. We believe this milestone will be realized through improved operational discipline and focused sales execution. Our success on a broader level will establish I.D. Systems as the industry standard for delivering high-value, high-quality technology in the markets we serve.”

First Quarter 2017 Financial Results

Revenue decreased 13% to $8.0 million from $9.2 million in the prior quarter. The sequential decrease was primarily due to lower vehicle management systems (VMS) revenue.

Gross margin improved by 227 basis points to 51.9% from 49.6% in the same period a year ago. The improvement was primarily due to the lower cost to build the company’s VAC4S product, increased efficiency from the VAC4S installation, as well as sales of higher margin analytics software.

Selling, general and administrative (SG&A) expenses were $4.8 million, which were consistent with the level reported in the same year-ago period.

Research and development expenses were $1.2 million for the quarter compared to $1.1 million in same year-ago quarter.

Excluding stock-based compensation, depreciation and amortization, and foreign currency translation losses, non-GAAP net loss totaled $(1.1) million or $(0.08) per basic and diluted share, compared to non-GAAP net loss of $(68,000) or $(0.01) per basic and diluted share in the same year-ago quarter.

Net loss totaled $(1.9) million or $(0.14) per basic and diluted share, compared to a net loss of $(698,000) or $(0.05) per basic and diluted share in the same year-ago quarter.

At quarter-end, the company had $8.6 million in cash, cash equivalents and marketable securities, compared to $6.9 million at the end of the prior quarter. The balance outstanding on the company’s $7.5 million credit facility was $1.3 million at quarter-end, which was down from $3.0 million at the end of the prior quarter.

Net cash from operations was $2.3 million, compared to cash used of $142,000 in the same year-ago quarter.

Investor Conference Call

I.D. Systems management will discuss the results of the company’s operations and business outlook on a conference call today (Thursday, May 4, 2017) at 4:45 p.m. Eastern time (1:45 p.m. Pacific time).

Company CEO Chris Wolfe and CFO Ned Mavrommatis will host the call, followed by a question and answer session where financial analysts and major institutional shareholders can ask questions.

U.S. dial-in: (877) 307-1379

International dial-in: (443) 877-4066

The conference call will be broadcast simultaneously and available for replay for 90 days in the investor section of the company’s website at www.id-systems.com.

If you have any difficulty connecting with the conference call, please contact I.D. Systems’ investor relations team at 949-574-3860.

Non-GAAP Measures

To supplement its financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), I.D. Systems provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP net income/loss and non-GAAP net income/loss per basic and diluted share. Reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results. These non-GAAP measures are provided to enhance investors’ overall understanding of I.D. Systems’ current financial performance. Specifically, I.D. Systems believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results and business outlook. Because I.D. Systems’ method for calculating the non-GAAP measures may differ from other companies’ methods, the non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliation of all non-GAAP measures included in this press release to the nearest GAAP measures can be found in the financial tables included in this press release.

About I.D. Systems

Headquartered in Woodcliff Lake, New Jersey, with subsidiaries in Texas, Germany, and the United Kingdom, I.D. Systems is a leading global provider of wireless M2M solutions for securing, controlling, tracking, and managing high-value enterprise assets, including rental cars, industrial vehicles, trailers, containers, and cargo. The company’s patented technologies address the needs of organizations to monitor and analyze their assets to increase efficiency and productivity, reduce costs, and improve profitability. For more information, please visit www.id-systems.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward looking statements within the meaning of federal securities laws. Forward-looking statements include statements with respect to I.D. Systems’ beliefs, plans, goals, objectives, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond I.D. Systems’ control, and which may cause its actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be forward-looking statements. For example, forward-looking statements include statements regarding: prospects for additional customers; potential contract values; market forecasts; projections of earnings, revenues, synergies, accretion or other financial information; emerging new products; and plans, strategies and objectives of management for future operations, including growing revenue, controlling operating costs, increasing production volumes, and expanding business with core customers. The risks and uncertainties referred to above include, but are not limited to, future economic and business conditions, the loss of key customers or reduction in the purchase of products by any such customers, the failure of the market for I.D. Systems’ products to continue to develop, the possibility that I.D. Systems may not be able to integrate successfully the business, operations and employees of acquired businesses, the inability to protect I.D. Systems’ intellectual property, the inability to manage growth, the effects of competition from a variety of local, regional, national and other providers of wireless solutions, and other risks detailed from time to time in I.D. Systems’ filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2016. These risks could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, I.D. Systems. Unless otherwise required by applicable law, I.D. Systems assumes no obligation to update the information contained in this press release, and expressly disclaims any obligation to do so, whether as a result of new information, future events or otherwise.

I.D. Systems Contacts

Ned Mavrommatis, CFO

ned@id-systems.com

201-996-9000

Liolios Group, Inc.

Matt Glover

IDSY@liolios.com

949-574-3860

I.D. Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Data

(Unaudited)

	Three Months Ended March 31,
	2016	2017
Revenue:
Products	$6,282,000	$4,334,000
Services	4,195,000	3,665,000
	10,477,000	7,999,000

Cost of revenue:
Cost of products	4,186,000	2,815,000
Cost of services	1,093,000	1,034,000
	5,279,000	3,849,000
Gross profit	5,198,000	4,150,000
Operating expenses:
Selling, general and administrative expenses	4,786,000	4,782,000
Research and development expenses	1,130,000	1,238,000
	5,916,000	6,020,000
Loss from operations	(718,000)	(1,870,000)
Interest income	77,000	56,000
Interest expense	(57,000)	(73,000)
Other income, net	-	1,000
Net loss	$(698,000)	$(1,886,000)
Net loss per share - basic and diluted	$(0.05)	$(0.14)
Weighted average common shares outstanding - basic and diluted	12,894,000	13,261,000

I.D. Systems, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended March 31,
	2016	2017

Net loss attributable to common stockholders	$(698,000)	$(1,886,000)
Depreciation and amortization	177,000	159,000
Stock-based compensation	522,000	713,000
Foreign currency translation gains	(69,000)	(62,000)

Non-GAAP net (loss) income	$(68,000)	$(1,076,000)

Non-GAAP net loss per share - basic and diluted	$(0.01)	$(0.08)

I.D. Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet Data

	December 31, 2016	March 31, 2017
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,972,000	$6,667,000
Restricted cash	305,000	305,000
Investments - short term	115,000	136,000
Accounts receivable, net	9,585,000	9,453,000
Financing receivables - current	1,766,000	1,738,000
Inventory, net	3,920,000	3,096,000
Deferred costs - current	3,750,000	4,542,000
Prepaid expenses and other current assets	3,495,000	3,106,000

Total current assets	27,908,000	29,043,000

Investments - long term	1,499,000	1,467,000
Financing receivables - less current portion	2,430,000	2,101,000
Deferred costs - less current portion	6,638,000	5,693,000
Fixed assets, net	3,075,000	3,021,000
Goodwill	1,837,000	1,837,000
Intangible assets, net	706,000	673,000
Other assets	153,000	165,000

	$44,246,000	$44,000,000

LIABILITIES
Current liabilities:
Short-term borrowings	$2,993,000	$1,267,000
Accounts payable and accrued expenses	7,622,000	6,452,000
Deferred revenue - current	7,197,000	11,095,000

Total current liabilities	17,812,000	18,814,000

Deferred rent	366,000	351,000
Deferred revenue - less current portion	10,066,000	9,073,000

	28,244,000	28,238,000
Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Preferred stock	-	-
Common stock	129,000	132,000
Additional paid-in capital	111,844,000	113,719,000
Accumulated deficit	(91,498,000)	(93,384,000)
Accumulated other comprehensive loss	(103,000)	(119,000)
Treasury stock	(4,370,000)	(4,586,000)

Total stockholders’ equity	16,002,000	15,762,000
Total liabilities and stockholders’ equity	$44,246,000	$44,000,000

I.D. Systems, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flow Data

(Unaudited)

	Three Months Ended March 31,
	2016	2017
Cash flows from operating activities:

Net loss	$(698,000)	$(1,886,000)
Adjustments to reconcile net loss to cash used in operating activities:
Bad debt (recovery) expense	(126,000)	93,000
Stock-based compensation expense	522,000	713,000
Depreciation and amortization	177,000	159,000
Inventory reserve	60,000	90,000
Other non-cash items	49,000	(15,000)
Changes in:
Accounts receivable	(394,000)	47,000
Financing receivables	(126,000)	357,000
Inventory	1,595,000	734,000
Prepaid expenses and other assets	329,000	377,000
Deferred costs	(443,000)	153,000
Deferred revenue	385,000	2,905,000
Accounts payable and accrued expenses	(1,472,000)	(1,386,000)
Net cash provided by operating activities	(142,000)	2,341,000
Cash flows from investing activities:
Capital expenditures	(167,000)	(72,000)
Purchase of investments	(282,000)	(204,000)
Proceeds from the sale and maturities of investments	271,000	217,000
Net cash used in investing activities	(178,000)	(59,000)
Cash flows from financing activities:
Borrowings under revolving credit facility	-	9,855,000
Repayments under revolving credit facility	-	(11,581,000)
Proceeds from exercise of stock options	1,000	1,165,000
Net cash provided by (used in) financing activities	1,000	(561,000)
Effect of foreign exchange rate changes on cash and cash equivalents	(27,000)	(26,000)
Net (decrease) increase in cash and cash equivalents	(346,000)	1,695,000
Cash and cash equivalents - beginning of period	4,489,000	4,972,000
Cash and cash equivalents - end of period	$4,143,000	$6,667,000